EXHIBIT 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Allscripts-Misys Healthcare Solutions, Inc. (the “Corporation”).

2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 25, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts-Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008.

3. The Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Third Amended and Restated Certificate of Incorporation).

4. This amendment and restatement of the Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval, and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Third Amended and Restated Certificate of Incorporation of the Corporation on the 9th day of August, 2010.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee Shapiro
Name:	Lee Shapiro
Title:	President and Secretary

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST. The name of the corporation is ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation shall not have the power to issue shares of capital stock in the Corporation, or any bonds, notes, debentures or other obligations or securities convertible or exchangeable into or exercisable for any such shares, in violation of Section 9 of the Relationship Agreement, dated as of March 17, 2008 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys plc (“Misys”) for so long as such Section 9 of the Relationship Agreement is in effect.

FOURTH.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.

4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, including, without limitation, the Relationship Agreement, no stockholder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH:

1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed at ten (10). At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.

2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By—Laws of the Corporation.

3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, in accordance with Section 141(a) of the General Corporation Law of the State of Delaware, and except as otherwise set forth above, the full and exclusive power and authority otherwise conferred on the Board of Directors to evaluate director candidates and nominate persons to stand for election to the Board of Directors or to fill any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be exercised and performed by the persons comprising the Independent Nominating Committee or the Nominating and Governance Committee, as the case may be, and as set forth in Article SEVENTH, Section 7. Any director appointed in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.

5. The Board of Directors, by the affirmative vote of the majority of the entire Board of Directors, shall elect a director to serve as Chairman of the Board of Directors promptly following each election of the Board of Directors at each annual meeting of stockholders.

6. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.

7. Committees.

(a). The Board of Directors may, pursuant to this Certificate of Incorporation or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to, an Independent Nominating Committee, an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors (collectively, the “Committees”).

(i) Each Committee must consist of two (2) or more of the Directors of the Corporation, one (1) of which must be a member of the Independent Nominating Committee.

(ii) The Board of Directors, by resolution approved by a majority of the entire Board of Directors, shall designate members for each Committee in compliance with specific membership requirements set forth herein and in any resolutions establishing such Committees.

(iii) The Committees shall have such names as set forth herein or as may be determined from time to time by resolution approved by a majority of the Board of Directors.

(iv) Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(v) All of the members of a Committee shall constitute a quorum for the transaction of business at any meeting of such Committee. The Act of the majority of the members of a Committee at a meeting at which a quorum is present shall be the act of such Committee, unless otherwise set forth herein or in the charter to such Committee.

(b) The Audit Committee shall consist of three (3) Receiver Directors (as hereinafter defined), one (1) of which must be a financial expert. The Audit Committee shall have such powers and responsibilities as set forth herein and as determined in the audit committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to the authority to supervise auditors and make decisions regarding accounting matters.

For the purposes of this paragraph (b):

(i) an independent Director will be an individual who, in accordance with Rule 4350 of the National Association of Securities Dealers Automated Quotations (“Nasdaq”), would be eligible for membership on an Audit Committee of a corporation listed on Nasdaq; and

(ii) a financial expert will be an individual fulfilling the requirements of the definition set forth by the Securities and Exchange Commission in Item 407 of Regulation S-K.

(c) The Independent Nominating Committee shall consist of three (3) directors initially designated as Receiver Directors by the Board of Directors as of October 10, 2008 and each other person nominated to election or appointment to the Board of Directors pursuant to this paragraph (c) (the “Receiver Directors”) and shall have such powers and responsibilities as determined in the independent nominating committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(i) the sole authority to nominate to the Board of Directors three (3) independent Directors and the chief executive officer to stand for election by stockholders in accordance with the Certificate of Incorporation and the By-Laws of the Corporation; and

(ii) the sole authority to appoint to the Board of Directors replacements for vacancies of Receiver Directors and the directorship held by the chief executive officer, resulting from death, resignation, disqualification, removal or other cause, provided that any such appointment for replacement of the directorship previously held by a chief executive officer shall be the then-serving chief executive officer having been designated as set forth in the By-Laws.

(d) The Nominating and Governance Committee shall consist of three (3) directors designated as members of such committee as of October 10, 2008 and each other person designated as a member of the Nominating and Governance Committee resulting from any vacancies therein, two (2) of whom shall be Directors having been nominated by the Nominating and Governance Committee and one (1) of whom shall either be a Receiver Director or the chief executive officer, and shall have such powers and responsibilities as determined in the nominating and governance committee charter, to be approved by the majority of the entire Board of Directors, which include, but are not limited to:

(i) The sole authority to nominate six (6) Directors, other than those Directors nominated by the Independent Nominating Committee, to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws;

(ii) the sole authority to appoint replacements for vacancies of Directors previously nominated by the Nominating and Governance Committee, resulting from death, resignation, disqualification, removal or other cause; and

(iii) the authority to establish governance principles.

(e) The Compensation Committee shall consist of three (3) members selected by the majority of the entire Board of Directors, two (2) of whom shall be Receiver Directors and one (1) of whom shall be the Chairman of the Board of Directors. The Compensation Committee shall have such powers and responsibilities as determined in the compensation committee charter, which shall be approved by the majority of the entire Board of Directors. The powers and responsibilities of the Compensation Committee shall include, but not be limited to, approving all executive officer compensation matters, including salary levels, bonus levels, grants and issuances of new securities under existing stock plans, and recommending the adoption of new incentive plans to the Board of Directors, which shall in each case be subject to the further approval of the majority of the entire Board of Directors; provided, that, with respect to any award intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code and the regulations promulgated thereunder, the compensation committee charter shall provide for the delegation of its authority to a subcommittee of the Compensation Committee consisting solely of two “outside directors” within the meaning of such Section of the U.S. Internal Revenue Code and the regulations promulgated thereunder.

(f) The following actions must be approved by the Audit Committee and the majority of the entire Board of Directors:

(i) Any action intended to result in the de-listing of the common stock of the Corporation from Nasdaq or any other exchange upon which such stock is listed for trading;

(ii) Any commercial or other transaction including, without limitation, any squeeze-out of other stockholders effected by merger, reverse stock split or otherwise or any arrangement involving a management fee payable to Misys or its subsidiaries (other than the Corporation and its subsidiaries) and agreements between the Corporation or any of its subsidiaries, on the one hand, and Misys or any of its subsidiaries (other than the Corporation and its subsidiaries), on the other hand, other than transactions pursuant to the current terms of agreements entered into on or prior to the date hereof, or replacement agreements (so long as the terms of such replacement agreements are not less favorable to the Corporation); and

(iii) Any change or modification to the audit committee charter in effect on October 10, 2008.

8. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

EIGHTH: Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders or may be effected by consent in writing by such stockholders as may be provided in the By-Laws. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders may be called only by the Chairman of the Board of Directors on his own initiative or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

NINTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors; provided, that Articles III, IV, V and VIII of the By-Laws may only be amended by the Board of Directors by the vote of both a majority of the entire Board of Directors and a majority of the members of the Audit Committee.

TENTH:

1. A director of the Corporation, including a member of the Independent Nominating Committee or the Nominating and Governance Committee, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2. (a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.

(b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By—Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.

TWELFTH. The Corporation has elected to not be governed by Section 203 of the General Corporation Law of the State of Delaware, as permitted under and pursuant to subsection (b)(3) of Section 203 of the General Corporation Law of the State of Delaware.

THIRTEENTH. Except as otherwise provided in this Certificate of Incorporation or as set forth in the By-Laws, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided, however, that no amendment, alteration, modification, waiver or change to Article NINTH, Article TENTH, this Article THIRTEENTH or the first, third or seventh paragraphs of Article SEVENTH may be made without the affirmative vote of the members of the Audit Committee and the affirmative vote of a majority of the members of the entire Board of Directors.